[Letterhead of CMS Cameron McKenna]

                                          CMS CAMERON MCKENNA

                                          Mitre House
Sanitec International S.A.                160 Aldersgate Street
19-21 boulevard Prince Henri              London EC1A 4DD
L-1724
Luxembourg

                                          Tel
                                          +44(0)20 7367 3000
                                          Fax
                                          +44(0)20 7367 2000

                                          www.law-now.com

                                          DX 135316 BARBICAN 2

                                          Direct Tel
                                          +44(0)20 7367 3138

                                          Direct Fax
                                          +44(0)20 7367 2000

                                          jason.harding@cmck.com
Your ref:
Our ref:    JHA/AYP/108825.00001         29th January 2003


Dear Sirs


SANITEC INTERNATIONAL S.A. (THE "ISSUER") (EURO)260,000,000 9% SENIOR NOTES DUE 15TH MAY 2012 TO BE OFFERED IN EXCHANGE FOR THE ISSUER'S OUTSTANDING 9% SENIOR NOTES DUE 15TH MAY 2012


1.       INTRODUCTION

We have acted as the Issuer's legal advisers as to English law in connection with the registration under the United States Securities Act of 1933 (the "ACT") of the exchange of the Issuer's (euro)260,000,000 9% Senior Notes due 15th May 2012 (the "NEW NOTES") and the related preparation and fiLING of a registration statement on Form F-4 (the "REGISTRATION STATEMENT") under the Act.

2.       DEFINITIONS

Except where otherwise indicated, terms defined in this opinion have the same meaning as in the indenture entered into by the Issuer and The Bank of New York, London Branch as Trustee, dated 7th May 2002 (the "INDENTURE").

3.       DOCUMENTS EXAMINED

For the purposes of this opinion, we have not examined any documents, except as listed in the Schedule to this opinion. In giving this opinion, except for the matters which are specifically addressed in the opinion set out below, we have made no enquiry, have conducted no investigation


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and assume no responsibility with respect to the accuracy of, and compliance by the parties to any document with, the representations, warranties and covenants as to factual matters contained in such document.

4.       SCOPE OF OPINION

We have made such examination of English law as in our judgment is necessary or appropriate for the purposes of giving this opinion. This opinion is limited to English law as applied by the English courts on today's date and is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion as to the laws of any jurisdiction other than the laws of England and Wales as in force at the date of this opinion. In particular, we express no opinion as to matters of fact nor to the laws of Finland, the Federal Republic of Germany, the Grand-Duchy of Luxembourg, the State of New York or on European Community law as it affects any jurisdiction other than England and Wales.

5.       ASSUMPTIONS

Our opinion is based upon the following assumptions:

(a) the genuineness of all signatures on the Indenture, the Registration Statement and the New Notes (together the "DOCUMENTS");

(b) the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals or copies of such documents;

(c) that all parties to the Documents (other than the Issuer) are duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation;

(d) that the Documents have been validly authorised, executed and delivered by each party (other than the Issuer) to the Documents in the form we have examined, that such action is within the capacity and powers of each such party and that there are no authorisations, approvals, licences, consents or exemptions from and no filings or registrations with or notarisations or other requirements of any governmental, judicial or public body or other regulatory authority of any country other than England and Wales required in connection with the execution, delivery, validity or enforceability of the Documents or the performance by any of the parties of their obligations under the Documents;

(e) that there are no provisions of the laws of any jurisdiction outside England and Wales which would be contravened by such execution and delivery or which would render the Documents (or any part thereof) or the performance of any of the provisions of the Documents illegal or unenforceable; and

(f) that parties to the Documents and any relevant third party act and perform their rights, duties and obligations in a lawful manner with respect to laws of general application.


                                       2
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6.         OPINION

Based upon and subject to the assumptions set out above and to the qualifications set out below, we are of the opinion that the New Notes and the Indenture (including, without limitation, provisions of the Trust Indenture Act included in them) will constitute valid and legally binding obligations of the Issuer under the laws of England and Wales enforceable under the laws of England and Wales against the Issuer. We express no opinion as to taxation.

7.       QUALIFICATIONS

The qualifications to which this opinion is subject are as follows:

(a) the Documents will take effect subject to matters of public policy, fraud, bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in a proceeding in equity or at law);

(b) we have relied on the correctness of all representations, warranties and covenants of the Issuer in the Documents; and

(c) we have relied on the opinion of Elvinger, Hoss & Prussen dated 7th May 2002 and 29th January 2003 as to paragraphs (c) and (d) above in respect of the Issuer.

8.       CONSENT

We consent to use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus and, in particular, the section in the prospectus entitled "Service of Process and Enforceability of Civil Liabilities", which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 6 of the Act.


Yours faithfully



/s/  CMS Cameron McKenna

CMS CAMERON MCKENNA





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                                    SCHEDULE


1. A copy of the Indenture dated 7th May 2002 between the Issuer and The Bank of New York, London Branch as Trustee.

2. A draft of the Registration Statement on Form F-4 dated 21st January 2002 relating to the issue of the New Notes.

3.   A form of the New Notes.